Exhibit 99.1 Neoadjuvant Pepinemab in Combination with Nivolumab and/or Ipilimumab in Resectable Stage III Melanoma NCT03769155 Michael Lowe, MD, MA, FACS, FSSO Associate Professor of Surgery Emory University School of Medicine Atlanta, GA, USA 09.12.2022

DECLARATION OF INTERESTS Michael Lowe Research Funding: Amgen,BMS, Delcath, Merck, Regeneron, Stryker,Vaccinex Advisory Board: BMS Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Background Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Background No treatment Patient 1 Patient 2 Patient 3 Pepinemab Pre- Treatment On- Treatment CD8+ T cells Tumor (Cytokeratin+) Tumor CD8+ T cells MSS Colorectal cancer metastasis to liver Tumor margin Winship Cancer Institute, Emory University Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Trial Design Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Trial Design • Primary Objective: • Effect of pepinemab on T cell infiltrate into the tumor microenvironment in lymph nodes and blood • Secondary Objectives: • Assess safety and tolerability of the combination of pepinemab with checkpoint inhibitors in patients with resectable stage III melanoma • Document pathologic response rates of the Nivolumab 360mg combination of pepinemab with checkpoint inhibitors Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Pathologic Responses Cohort Drug N pCR* pMR^ A Nivolumab/pepinemab 8 25.0% 37.5% B Ipilimumab/pepinemab 8 12.5% 12.5% C Nivolumab/ipilimumab/pepinemab 8 62.5% 75.0% D Nivolumab 7 28.5% 42.9% *Pathologic complete response: No viable tumor ^ Major pathologic response: pCR plus near pCR (<10% viable tumor) Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Recurrence-free Survival



+ Censored
Logrank p=0.0097
Survival Probability
1.0
0.8
0.6
0.4
0.2
0.0
A 8 6 5 3 2 2 2 0
B 8 7 4 3 3 2 2 0
C 8 8 8 7 2 0
D 7 5 0
0 6 12 18 24 30 36 42
Recurrence-free survival (months from Day 1 treatment)
Nivolumab/pepinemab
Ipilimumab/pepinemab
Nivolumab/ipilimumab/pepinemab
Nivolumab

PARIS 2022 ESMO congress

Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Recurrence-free Survival by Response



+ Censored
Logrank p=0.0129
Survival Probability
1.0
0.8
0.6
0.4
0.2
0.0
No 18 13 7 5 3 2 2 0
Yes 13 13 10 8 4 2 2 0
0 6 12 18 24 30 36 42
Recurrence-free survival (months from Day 1 treatment)
Responder No Yes

PARIS 2022 ESMO congress

Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Toxicity • All patients safely underwent surgery without delay • Grade 3 adverse events: • Nivolumab/pepinemab: 1/8 (arthralgias) • Ipilimumab/pepinemab: 3/8 (AI, thrombocytopenia, transaminitis) • Nivolumab/ipilimumab/pepinemab: 5/8 (dermatitis, colitis, enteritis, nephritis, AI) • Nivolumab: 1/8 (AI) • Three patients did not receive adjuvant therapy due to AEs Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Conclusions • Pepinemab is well-tolerated and adds no additional toxicity to PD-1 and CTLA-4 inhibitors in the neoadjuvant setting • The triple combination of nivolumab, ipilimumab and pepinemab shows excellent response rates and with short follow up prolonged RFS compared to doublet therapies • Further studies needed to assess durability of response, but this combination could serve as a viable regimen in larger studies • Correlative biomarker data will be presented at 2022 SITC Content of this presentation is copyright and responsibility of the author. Permission is required for re-use.

Thank you to the Congress organizers and the Discussant Michael Lowe mlowe3@emory.edu European Society for Medical Oncology (ESMO) Via Ginevra 4, CH-6900 Lugano T. +41 (0)91 973 19 00 esmo@esmo.org esmo.org